EXHIBIT 8.2

November 21, 2005

(212)351-4000	24270-00039

(212) 351-4035

WellChoice, Inc.

11 West 42nd Street

New York, New York 10036

Ladies and Gentlemen:

We have acted as counsel to WellChoice, Inc., a Delaware corporation (“Target”), in connection with the proposed merger (the “Merger”) of Target with and into WellPoint Holding Corp., a Delaware corporation (“Merger Sub”) and a direct, wholly-owned subsidiary of WellPoint, Inc., an Indiana corporation (“Parent”).

In formulating our opinion, we have reviewed such documents as we deemed necessary or appropriate, including (i) the Agreement and Plan of Merger, dated as of September 27, 2005, by and among Parent, Merger Sub, and Target (the “Merger Agreement”) and (ii) Amendment No. 1 to the Registration Statement of Parent on Form S-4 dated November 21, 2005, filed with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 (the “Act”), including the Prospectus of Parent and Target that is contained therein (the “Registration Statement”).

Our opinion set forth below assumes (i) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement and the Registration Statement; (ii) that the Merger will be consummated in the manner contemplated by, and in accordance with, the terms set forth in the Merger Agreement and the Registration Statement; and (iii) that (a) the representations expected to be made to us on the closing date of the Merger by Parent, on behalf of itself and Merger Sub, substantially in the form of the Certificate attached hereto as Exhibit 1, and (b) the representations expected to be made to us on the closing date of the Merger by Target, substantially in the form of the Certificate attached hereto as Exhibit 2, are in each case accurate.

WellChoice, Inc.

November 21, 2005

We hereby confirm that the statements of law and legal conclusions regarding the Merger set forth under the heading “Material United States Federal Income Tax Consequences of the Merger – In General–No Reverse Merger Election” in the Registration Statement constitute the opinion of Gibson, Dunn & Crutcher LLP. We express no other opinion concerning the Merger.

Our opinion is based on current provisions of the Internal Revenue Code of 1986, as revised, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. Any change in applicable law or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions, and representations on which we relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention.

This opinion has been furnished to you solely in connection with the transactions described herein and may not be relied upon by any other person or by you for any other purpose without our specific, prior, written consent. We consent to the use of our name under the heading “Material United States Federal Income Tax Consequences to the Merger” in the Registration Statement. We hereby consent to the filing of this opinion with the Commission as Exhibit 8.2 to the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

GIBSON, DUNN & CRUTCHER LLP